Exhibit 10.7

LIMEADE, INC.

LIMEADE TECHNOLOGIES CANADA INC.

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of May 10, 2019, by and among Comerica Bank (“Bank”) and LIMEADE, INC., a Washington corporation (“Limeade”) and LIMEADE TECHNOLOGIES CANADA INC., a Quebec corporation (“Technologies”; Limeade and Technologies are each a “Borrower” and collectively, the “Borrowers” provided that each reference to “Borrower” or “Borrowers” in this Agreement and the Loan Documents shall mean and refer to each Borrower, individually, and/or to all the Borrowers, collectively and in the aggregate, as determined by Bank as the context may require”).

RECITALS

A.Limeade and Bank are parties to that certain Loan and Security Agreement dated as of September 20, 2016, as amended from time to time including without limitation by that certain First Amendment, Forbearance and Waiver to Loan and Security Agreement dated as of December 22, 2017 (collectively, the “Original Agreement”).

B.The parties desire to amend and restate and consolidate the terms of the Original Agreement in accordance with the terms herein. Bank is willing to amend and restate the Original Agreement, subject to the terms and conditions set forth herein. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

AGREEMENT

The parties agree as follows:

1.DEFINITIONS AND CONSTRUCTION.

14.1Definitions. As used in this Agreement, all capitalized terms shall have the definitions set forth on Exhibit A. Any term used in the Code and not defined herein shall have the meaning given to the term in the Code.

14.2Accounting Terms. Any accounting term not specifically defined on Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

14.3Effect of Amendment and Restatement. Except as otherwise set forth herein, this Agreement is intended to and does completely consolidate, amend and restate, without novation, the Original Agreement. All security interests granted under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.

14.4Waiver under Original Agreement. Each Borrower acknowledges that there are existing and uncured Events of Default under the Original Agreement arising from Limeade’s failure to (i) maintain all of its accounts with Bank in accordance with Section 6.6 of the Original Agreement for the period from December 31, 2016 to September 30, 2017, and (ii) timely deliver its monthly income statement and cash flow statement in accordance with Section 6.2 of the Original Agreement for the period ending December 31 2018 (the “Existing Defaults”). Effective upon satisfaction of the conditions in Section 3 and execution and delivery of this Agreement, Bank waives the Existing Defaults. Bank does not waive any other failure by a Borrower to perform its Obligations under the Loan Documents at any time. This waiver is not a continuing waiver with respect to any failure to perform any Obligation, is specific as to content and time and shall not constitute a waiver of any other current or future default or breach of any covenants contained in the Agreement or the terms and conditions of any other documents signed by a Borrower in favor of Bank. The Bank may still exercise its rights or any other or further rights against a Borrower because of any other breach not waived herein.

2.LOAN AND TERMS OF PAYMENT.

2.1Credit Extensions.

(a)    Promise to Pay. Each Borrower promises to pay to the order of Bank, in lawful money of the United States, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers, together with interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(b)    Advances Under Revolving Line.

(a)Amount. Subject to and upon the terms and conditions of this Agreement Borrowers may request Advances in an aggregate outstanding amount not to exceed the lesser of(i) the Revolving Line or (ii) the Borrowing Base, less the aggregate limits of the corporate credit cards issued to Borrowers and merchant credit card processing reserves under the Credit Card Services Sublimit. Except as set forth in this Agreement, amounts borrowed pursuant to this Section 2.1(b) may be repaid and re-borrowed at any time without penalty or premium prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(b) shall be immediately due and payable. Any repayment hereunder shall also be accompanied by the payment of all accrued and unpaid interest on the amount so repaid. Each Borrower hereby acknowledges and agrees that the foregoing shall not, in any way whatsoever, limit, restrict, or otherwise affect Bank’s right to make demand for payment of all or any part of the Obligations under the Agreement due on a demand basis in Bank’s sole and absolute discretion.

(b)Form of Request. Whenever Borrowers desire an Advance, a Borrower will notify Bank (which notice shall be irrevocable) by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. . Each such notice shall be made in accordance with Section 2.3(c) hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. The notice shall be signed by a Responsible Officer. Bank will credit the amount of Advances made under this Section 2.1(b) to a Borrower’s deposit account.

(c)Credit Card Services Sublimit. Subject to the terms and conditions of this Agreement, Borrowers may request corporate credit cards and standard and e-commerce merchant account services from Bank (collectively, the "Credit Card Services"). The aggregate limit of the corporate credit cards and merchant credit card processing reserves shall not exceed the Credit Card Services Sublimit, provided that availability under the Revolving Line shall be reduced by the aggregate limits of the corporate credit cards issued to Borrowers and merchant credit card processing reserves. In addition, Bank may, in its sole discretion, charge as Advances any amounts that become due or owing to Bank in connection with the Credit Card Services. The terms and conditions (including repayment and fees) of such Credit Card Services shall be subject to the terms and conditions of the Bank's standard forms of application and agreement for the Credit Card Services, which each Borrower hereby agrees to execute.

(d)Collateralization of Obligations Extending Beyond Maturity. If each Borrowers has not secured to Bank’s satisfaction its obligations with respect to any Credit Card Services that may extend beyond the Revolving Maturity Date, then, effective as of the Revolving Maturity Date, the balance in any deposit accounts held by Bank and the certificates of deposit or time deposit accounts issued by Bank in a Borrower’s name (and any interest paid thereon or proceeds thereof, including any amounts payable upon the maturity or liquidation of such certificates or accounts), shall automatically secure such obligations to the extent of the then continuing or outstanding Credit Card Services; provided, however, that if there are insufficient balances in such accounts to secure such obligations, Borrowers shall immediately deposit such additional funds as are necessary to fully secure such obligations. Each Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any requests by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Credit Card Services are outstanding or continue.

(e) Bank’s Records. The amount and date of each Advance, its applicable interest rate, and the amount and date of any repayment shall be noted on Bank’s records, which records shall be conclusive evidence thereof, absent manifest error; provided however, any failure by Bank to make any such notation, or any error in any such notation, shall not relieve a Borrower of its obligations to repay Bank all amounts payable by Borrowers to Bank under or pursuant to this Agreement, when due in accordance with the terms hereof.

2.2    Overadvances. If at any time the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base, less the aggregate limits of the corporate credit cards issued to Borrowers and merchant credit card processing reserves under the Credit Card Services Sublimit, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

2.3    Interest Rates and Payments.

(a)Interest Rates.

(i)Advances. The Advances shall bear interest, on the outstanding daily balance thereof, at the Prime Referenced Rate plus the Applicable Margin.

(ii)Default Interest Rate. From and after the occurrence of any Event of Default, and so long as any such Event of Default remains unremedied or uncured thereafter, the Obligations outstanding under the Agreement shall bear interest at a per annum rate of three percent (3%) above the otherwise applicable interest rate hereunder, which interest shall be payable upon demand. In addition to the foregoing, ‹i late payment charge equal to three percent (3%) of each late payment hereunder may be charged on any payment not received by Bank within ten (10) calendar days after the payment due date therefor, but acceptance of payment of any such charge shall not constitute a waiver of any Event of Default under the Agreement. In no event shall the interest payable under this Agreement at any time exceed the maximum rate permitted by law. THE MAXIMUM INTEREST RATE SHALL NOT EXCEED THE HIGHEST APPLICABLE USURY CEILING.

(b)    Payments.

(i)Accrued and unpaid interest on the unpaid principal balance of the Obligations shall be payable monthly, in arrears, on the first Business Day of each month, from the date made until the same is paid in full (whether in accordance with the terms hereof, by acceleration, or otherwise). In the event that any payment becomes due and payable on any day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and additional fees or interest, as the case may be, shall continue to accrue and be payable thereon during such extension at the rates set forth hereto. Interest accruing hereunder shall be computed on the basis of a year of 360 days, and shall be assessed for the actual number of days elapsed, and in such computation, effect shall be given to any change in the applicable interest rate as a result of any change in the Prime Referenced Rate on the date of each such change.

(ii)Bank may, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of a Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment. Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as a Borrower specifies. Any payment by check or other item of payment Bank may receive will conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Any payment received by Bank after 12:00 noon Pacific shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.

(c)    Interest Act (Canada). For the purpose of the Interest Act (Canada), where in this Agreement a rate of interest is to be calculated on the basis of a year of 360 days, the yearly rate of interest to which the rate is equivalent is the rate multiplied by the number of days in the year for which the calculation is made and divided by 360.

(d)    Criminal Code (Canada). Notwithstanding any provisions of this Agreement, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code (Canada)) payable by a Borrower under the Loan Documents exceed the effective annual rate of interest on the “credit advanced” (as defined in Section 347 of the Criminal Code (Canada)) under this Agreement lawfully permitted by that Section and, if any payment, collection or demand pursuant to this Agreement in respect of “interest” (as defined in Section 347 of the Criminal Code (Canada)) is determined to be contrary to the provisions of that Section, such payment, collection or demand shall be deemed to have been made by mutual mistake of such Borrower and Bank and the amount of such payment or collection shall be refunded to such Borrower. For the purposes of this paragraph the effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the relevant term and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Bank will be prima facie evidence of such rate.

(e)    Selection/Conversion of Interest Rate Options.

(i)Each Borrower may request an Advance hereunder either (i) upon the delivery to Bank of a written Request for Advance duly completed and executed by such Borrower or, (ii) to the extent applicable, pursuant to a request submitted through Bank’s Loan Management System (each a “Request”).

(ii)In the event that a Borrower is unable to request an Advance hereunder through the Bank’s Loan Management System, Advances hereunder may be requested by delivery or submission to Bank by hand delivery, first class mail, overnight courier, facsimile, email or other means of delivery acceptable to Bank, of a written Request duly completed and executed by a Borrower. An Advance hereunder may be requested in a Borrower’s discretion by telephonic notice to Bank. Any Advance requested by telephonic notice shall be confirmed by a Borrower that same day by submission to Bank of a written Request, as provided herein. Each Borrower acknowledges that if Bank makes an Advance based on a request made by telephone, facsimile, email or other means of delivery (other than by hand delivery, first class mail or overnight courier), it shall be for such Borrower's convenience and all risks involved in the use of any such procedure shall be borne by such Borrower, and each Borrower expressly agrees to indemnify and hold Bank harmless therefor. Bank shall have no duty to confirm the authority of anyone requesting an Advance by telephone, facsimile, email or any such other means of delivery. In the event that a Borrower elects to request an Advance by telephonic notice, facsimile, email or other means of delivery acceptable to Bank, such Borrower acknowledges and agrees that Bank may impose or require such verification, authentication and other procedures as Bank may require from time to time.

(f)    Regulatory Developments or Other Circumstances Relating to the Daily Adjusting LIBOR Rate.

(i)If any Change in Law shall: (a) subject Bank to any tax, duty or other charge with respect to any Obligations under the Agreement, or shall change the basis of taxation of payments to Bank of the principal of or interest hereunder (except for changes in the rate of tax on the overall net income of Bank imposed by the jurisdiction in which Bank’s principal executive office is located); or (b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or shall impose on Bank or the foreign exchange and interbank markets any other condition affecting this Agreement or the Obligations; and the result of any of the foregoing is to increase the cost to Bank of maintaining any part of the Obligations or to reduce the amount of any sum received or receivable by Bank under this Agreement by an amount deemed by Bank to be material, then Borrowers shall pay to Bank, within fifteen (15) days of a Borrower’s receipt of written notice from Bank demanding such compensation, such additional amount or amounts as will compensate Bank for such increased cost or reduction. A certificate of Bank, prepared in good faith and in reasonable detail by Bank and submitted by Bank to a Borrower, setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusive and binding for all purposes, absent manifest error.

(ii)In the event that any Change in Law affects or would affect the amount of capital or liquidity required or expected to be maintained by Bank (or any corporation controlling Bank), and Bank determines that the amount of such capital or liquidity is increased by or based upon the existence of any obligations of Bank hereunder or the maintaining of any Obligations, and such increase has the effect of reducing the rate of return on Bank’s (or such controlling corporation's) capital as a consequence of such obligations or the maintaining of such Obligations to a level below that which Bank (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy and liquidity), then Borrowers shall pay to Bank, within fifteen (15) days of a Borrower’s receipt of written notice from Bank demanding such compensation, additional amounts as are sufficient to compensate Bank (or such controlling corporation) for any increase in the amount of capital and/or liquidity and reduced rate of return which Bank reasonably determines to be allocable to the existence of any obligations of Bank hereunder or to maintaining any Obligations. A certificate of Bank as to the amount of such compensation, prepared in good faith and in reasonable detail by Bank and submitted by Bank to a Borrower, shall be conclusive and binding for all purposes absent manifest error.

2.4    Fees and Bank Expenses. Borrowers shall pay to Bank the following:

(a)    Facility Fee. On the Closing Date, a fee equal to Forty Five Thousand Dollars ($45,000), which shall be nonrefundable; and

(b)    Bank Expenses.    On the Closing Date, all Bank Expenses incurred through the Closing Date, and, after the Closing Date, all Bank Expenses, as and when they become due.

(c)    [Reserved]

(d)    Success Fee. On the occurrence of a Trigger Event, Borrowers shall pay to Bank a one-time success fee equal to One Hundred Thousand Dollars ($100,000) (the “Success Fee Amount”). The Success Fee Amount shall be non-refundable. The provisions of this Section shall survive repayment of the Indebtedness and satisfaction of all Obligations of Borrowers to Bank and termination of this Agreement. Notwithstanding anything contained in the Agreement or any Loan Document to the contrary, to the extent the provisions of this Section 2.5(d) and Borrowers’ obligation to pay the Success Fee Amount survive repayment of the Indebtedness and satisfaction of all Obligations of Borrowers to Bank and termination of this Agreement, Borrowers’ surviving obligation to pay the Success Fee Amount shall not be considered to be an “Obligation” (as defined in the Agreement) entitling the Bank, solely on account of such surviving obligation to pay the Success Fee Amount if all other Obligations have been indefeasibly repaid in full and Bank has no obligation to fund any Credit Extensions and this Agreement has been terminated, to maintain any security interest or Lien on any Collateral or asset of Borrowers. Notwithstanding anything contained in the Agreement or any Loan Document to the contrary, nothing in this Agreement or the Loan Documents grants Bank the right to maintain any Lien on any Collateral or assets of the Borrowers if all Obligations have been indefeasibly paid in full and Bank has no obligation to fund any Credit Extensions and Borrowers’ only obligation to Bank is the surviving obligation of Borrowers to pay the Success Fee Amount or the performance of the Borrowers’ obligations under this Section 2.5{d) after termination of this Agreement. Upon the indefeasible repayment in full of all Indebtedness owing to Bank and satisfaction of all Obligations of Borrowers to Bank (other than Borrowers’ obligation to pay the Success Fee Amount) and termination of this Agreement (other than provisions that expressly survive such termination), upon the request of Borrowers the Bank will take all actions otherwise contemplated by this Agreement or the other Loan Documents to terminate such Liens in accordance with the terms hereof and thereof.

2.5    Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default in accordance with Section 9.

3.    CONDITIONS OF LOANS.

3.1    Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension under this Agreement is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)this Agreement and the other Loan Documents required by Bank;

(b)an officer’s certificate of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents;

(c)a financing statement (Form UCC-1) and other filings as Bank determines are necessary to perfect all security interests granted to Bank by each Borrower;

(d)the Itemization of Amount Financed Disbursement Instructions signed by a Responsible Officer of each Borrower;

(e)agreement to furnish insurance;

(f)payment of the fees and Bank Expenses then due as specified in Section 2.4;

(g)an intellectual property security agreement, duly executed by each Borrower;

(h)current SOS Reports indicating that except for Permitted Liens, there are no other security interests or Liens of record in the Collateral;

(i)current financial statements, including company prepared consolidated and consolidating balance sheets and income statements for the most recently ended month in accordance with Section 6.2, and such other updated financial information as Bank may reasonably request;

(j)current Compliance Certificate in accordance with Section 6.2;

(k)a Collateral Information Certificate for each Borrower;

(l)an Automatic Loan Payment Authorization; and

(m)such other documents or certificates, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2    Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)timely receipt by Bank of the Request for Advance as provided in Section 2.1; and;

(b)there has occurred no circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect; and

(c)the representations and warranties contained in Article 5 shall be true and correct in all material respects on and as of the date of such Request for Advance and on the effective date of each Credit

Extension as though made at and as of each such date (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date), and (i) no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension, (ii) after giving effect to such Advance, the aggregate principal amount of Advances made under this Agreement (excluding refundings and conversions of outstanding Advances) shall not exceed the Revolving Line, and (iii) a Request for Advance once delivered or submitted to Bank, shall not be revocable by the undersigned. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.CREATION OF SECURITY INTEREST.

4.1Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in the Collateral to secure prompt repayment of any and all Obligations and to secure prompt performance by each Borrower of each of its respective covenants and duties under the Loan Documents. Except as set forth in the Schedule and for properly perfected Permitted Liens described in subclause (c) of the defined term “Permitted Liens”, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral. Notwithstanding any termination of this Agreement, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

4.2    Perfection of Security Interest. Each Borrower authorizes Bank to file at any time financing statements, financing change statements, notices of grant of security interest, continuation statements, and amendments thereto that (i) either specifically describe the Collateral or describe the Collateral as all assets of each Borrower of the kind pledged hereunder, and (ii) contain any other information required by the Code (or other applicable personal property security legislation) for the sufficiency of fil1ng office acceptance of any financing statement, financing change statement, continuation statement, or amendment, including whether each Borrower is an organization, the type of organization and any organizational identification number issued to such Borrower, if applicable. Any such financing statements may be filed by Bank at any time in any jurisdiction whether or not Division 9 of the Code is then in effect in that jurisdiction. Borrowers shall from time to time endorse and deliver to Bank, at the request of Bank, all Negotiable Collateral and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrowers shall have possession of the Collateral, except where expressly otherwise provided in this Agreement or where Bank chooses to perfect its security interest by possession in addition to the filing of a financing statement. Where Collateral is in possession of a third party bailee, Borrowers shall take such steps as Bank reasonably requests for Bank to (i) obtain an acknowledgment, in form and substance satisfactory to Bank, of the bailee that the bailee holds such Collateral for the benefit of Bank, (ii) obtain “control” of any Collateral consisting of investment property, deposit accounts, securities accounts, letter-of-credit rights or electronic chattel paper (as such items and the term “control” are defined in Division 9 of the Code the CCQ or Securities Transfer Act in the applicable jurisdiction) by causing the securities intermediary or depositary institution or issuing bank to execute a control agreement in form and substance satisfactory to Bank. Borrowers will not create any chattel paper without placing a legend on the chattel paper acceptable to Bank indicating that Bank has a security interest in the chattel paper.

4.3    Right to Inspect. Without duplication of any right set forth in Section 6.2(d), Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during each Borrower’s usual business hours but no more than twice a year, unless an Event of Default has occurred and is continuing, to inspect each Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify each Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

4.4    Lock Box.

(a)    Each Borrower agrees that the Obligations shall be on a “remittance basis”. Each Borrower shall at its sole expense establish and maintain (and Bank, at Bank's option, may establish and maintain at such Borrower's expense):

(i)    A United States Post Office lock box (the “Lock Box”), to which Bank shall have exclusive access and control. Each Borrower expressly authorizes Bank, from time to time, to remove the contents from the Lock Box, for disposition in accordance with this Agreement. Each Borrower shall notify all account debtors and other parties obligated to such Borrower that all payments made to Borrower (other than payments by electronic funds transfer) shall be remitted, for the credit of such Borrower, to the Lock Box, and each Borrower shall include a like statement on all invoices; and

(ii)    A non-interest bearing deposit account with Bank which shall be titled as designated by Bank (the “Dominion of Funds Account”) to which Bank shall have exclusive access and control. Each Borrower shall notify all account debtors and other parties obligated to such Borrower that all payments made to such Borrower by electronic funds transfer shall be remitted to the Dominion of Funds Account, and each Borrower shall include a like statement on all invoices.    Each Borrower shall execute all documents and authorizations as required by Bank to establish and maintain the Lock Box and the Dominion of Funds Account.

(iii)    Borrowers may use the Business Deposit Capture*M feature at Bank (the “BDC”) to immediately deposit into the Dominion of Funds Account payments received by Borrower by check despite the Borrower’s directions to mail such checks to the Lock Box.

(b)    Each Borrower shall hold in trust for Bank all amounts that such Borrower receives, including despite the directions to make payments to the Lock Box or Dominion of Funds Account, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit into the Lock Box or Dominion of Funds Account, as applicable.

Provided no Event of Default has occurred which is continuing, all items or amounts which are remitted to the Dominion of Funds Account, or otherwise delivered by or for the benefit of Borrowers to Bank on account of partial or full payment of, or with respect to, any Collateral shall, on a daily basis, be deposited to a Borrower’s operating account maintained at Bank. After the occurrence and during the continuance of an Event of Default, all items or amounts remitted to the Lock Box, the Dominion of Funds Account or that Bank has otherwise received shall, in Bank’s sole discretion, be applied to the payment of any Obligations, whether then due or not, in such order or at such time of application as Bank may determine in its sole discretion. Bank shall not be liable for any loss or damage which Borrowers may suffer as a result of Bank's processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies under this Agreement. Each Borrower shall indemnify and hold Bank harmless from and against all such third party claims, demands or actions, and all related expenses or liabilities, including, without limitation, attorney's fees and including claims, damages, fines, expenses, liabilities or causes of action of whatever kind resulting from bank's own negligence except to the extent (but only to the extent) caused by Bank's gross negligence or willful misconduct.

4.4    Pledge of Collateral. Each Borrower hereby pledges, assigns and grants to Bank a security interest in all the Shares, if any, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. On the Closing Date, or, to the extent not certificated as of the Closing Date, within ten (10) days of the certification of any Shares, the certificate or certificates for the Shares, if any, have or will be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by each Borrower. Borrower represents and warrants that, as of the Closing Date, none of the Equity Interests or Shares are evidenced by certificates, including the shares of Limeade GmbH pledged by Limeade. Borrower represents and warrants that, after the Closing Date, all the certificates, if any, for the Equity Interests have been delivered to Bank in accordance with this Section 4.4. To the extent required by the terms and conditions governing the Shares, each Borrower shall cause the books of each entity whose Shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence and during the continuance of an Event of Default hereunder, Bank may affect the transfer of any securities included in the Collateral (including but not limited to the Shares) into the name of Bank and cause new (as applicable) certificates representing such securities to be issued in the name of Bank or its transferee. Each Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank’s security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Each Borrower shall be entitled to exercise any voting rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

4.5    Unlimited Liability Companies. Notwithstanding the grant of security interest made by a Borrower in favour of Bank of all of its Shares, for any interest (for the purposes of this Section 4.5, “ULC Interests”) that such Borrower controls in any unlimited liability company (for the purposes of this Section 4.5, a “ULC”) pledged hereunder, such Borrower shall remain registered as the sole registered and beneficial owner of such ULC Interests and will remain as registered and beneficial owner until such time as such ULC Interests are effectively transferred into the name of Bank or any other Person on the books and records of such ULC. Nothing in this Agreement is intended to or shall constitute Bank or any Person as a shareholder or member of any ULC until such time as notice is given to such ULC and further steps are taken thereunder so as to register Bank or any other Person as the holder of the ULC Interests of such ULC. To the extent any provision hereof would have the effect of constituting Bank or any other Person as a shareholder or member of a ULC prior to such time, such provision shall be severed therefrom and ineffective with respect to the ULC Interests of such ULC without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Shares which are not ULC Interests. Except upon the exercise of rights to sell or otherwise dispose of ULC Interests following the occurrence and during the continuance of an Event of Default hereunder, no Borrower shall cause or permit, or enable any ULC in which it holds ULC Interests to cause or permit, Bank to: (a) be registered as shareholders or members of such ULC; (b) have any notation entered in its favour in the share register of such ULC; (c) be held out as a shareholder or member of such ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from such ULC by reason of Bank holding a security interest in such ULC; or (e) act as a shareholder or member of such ULC, or exercise any rights of a shareholder or member of such ULC including the right to attend a meeting of, or to vote the shares of, such ULC.

(5)REPRESENTATIONS AND WARRANTIES. Each Borrower represents and warrants as follows:

5.1    Due Organization and Qualification. Each Borrower and each Subsidiary is an entity duly existing under the laws of the jurisdiction in which it is incorporated or organized, as applicable, and qualified and licensed to do business in any province, territory, state or other jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Effect.

5.2    Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within each Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Borrower’s organizational documents, nor will they constitute an event of default under any material agreement by which such Borrower is bound. Each Borrower is not in default under any agreement by which it is bound, except to the extent such default would not reasonably be expected to cause a Material Adverse Effect.

5.3    Collateral. Each Borrower has rights in or the power to transfer the Collateral, and its title to the Collateral is free and clear of Liens, adverse claims, and restrictions on transfer or pledge except for Permitted Liens. The Eligible Monthly Recurring Revenue are bona fide existing obligations. All Eligible Monthly Recurring Revenue is recognized recurring revenue as determined in accordance with GAAP. No Borrower has received notice of actual or imminent Insolvency Proceeding of any account debtor whose revenue is included in any Borrowing

Base Certificate as Eligible Monthly Recurring Revenue. No licenses or agreements giving rise to such Eligible Monthly Recurring Revenue is with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory. All Inventory is in all material respects of good and merchantable quality, free from all material defects, except for Inventory for which adequate reserves have been made. Except as set forth in the Schedule, none of the Collateral is maintained or invested with a Person other than Bank or Bank’s Affiliates.

5.4    Intellectual Property Collateral. Each Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by such Borrower to its customers in the ordinary course of business. To the best of each Borrower’s knowledge, each of the Copyrights, Trademarks and Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made to Borrower that any part of the Intellectual Property Collateral violates the rights of any third party except to the extent such claim could not reasonably be expected to cause a Material Adverse Effect. Except as set forth in the Schedule, each Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. No Borrower is a party to, or bound by, any agreement that restricts the grant by a Borrower of a security interest m the Intellectual Property Collateral.

5.5    Name: Location of Chief Executive Office; Location of Inventory and Equipment. Except as disclosed in the Schedule, Borrowers have not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The chief executive office, domicile and principal place of business of each Borrower is located at the address indicated in Section 10 hereof. Except as disclosed in the Schedule, all Collateral of each Borrower is located at the address indicated in Section 10 hereof.

5.6    Actions. Suits. Litigation, or Proceedings. Except as set forth in the Schedule, there are no actions, suits, litigation or proceedings, at law or in equity, pending by or against each Borrower or any Subsidiary before any court, administrative agency, or arbitrator in which a likely adverse decision could reasonably be expected to have a Material Adverse Effect.

5.7    No Material Adverse Change in Financial Statements. All consolidated (and consolidating, if any) financial statements related to Borrowers and any Subsidiary that are delivered by Borrowers to Bank fairly present in all material respects Borrowers’ consolidated (and consolidating, if any) financial condition as of the date thereof and Borrowers’ consolidated (and consolidating, if any) results of operations for the period then ended. There has not been a material adverse change in the consolidated (or in the consolidating, if any) financial condition of Borrowers since the date of the most recent of such financial statements submitted to Bank.

5.8    Solvency, Payment of Debts. Each Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of each Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and each Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

5.9    Compliance with Laws and Regulations. Each Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from each Borrower’s failure to comply with ERISA that is reasonably likely to result in such Borrower’s incurring any liability that could reasonably be expected to have a Material Adverse Effect. No Borrower has any undisclosed or unfunded liabilities under Canadian Pension Plans or Canadian Benefit Plans. Each Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Each Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, and X of the Board of Governors of the Federal Reserve System). Each Borrower has complied in all material respects with all the provisions of the Federal Fair Labor Standards Act or any other applicable federal, provincial, territorial, state, local or foreign law dealing with such matters. Each Borrower has complied in all material respects with all environmental laws, regulations and ordinances Borrower has not violated any statutes, laws, ordinances or rules applicable to it, the violation of which could reasonably be expected to have a Material Adverse Effect. Borrowers and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein except those being contested in good faith with adequate reserves under GAAP or where the failure to file such returns or pay such taxes could not reasonably be expected to have a Material Adverse Effect.

5.10    Investments. Each Borrower does not own any Equity Interests of any Person, except for Permitted Investments.

5.11    Government Consents. Borrowers and each Subsidiary have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrowers’ business as currently conducted, except where the failure to do so would not reasonably be expected to cause a Material Adverse Effect.

5.12    Restricted Agreements. Except as disclosed on the Schedule or as timely disclosed in writing to Bank pursuant to Section 6.9, each Borrower is not a party to, nor is bound by, any Restricted Agreement.

5.13    Full Disclosure. No representation, warranty or other statement made by Borrowers in any certificate or written statement furnished to Bank taken together as a whole with all such certificates and written statements furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in any material respect, it being recognized by Bank that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.14    Shares. Each Borrower has full power and authority to create a first lien on the Shares, if any, and no disability or contractual obligation exists that would prohibit Borrowers from pledging the Shares, if any, pursuant to this Agreement. To Borrowers’ knowledge, there are no subscriptions, warrants, rights of first refusal or other restrictions on transfer relative to, or options exercisable with respect to the Shares, if any. The Shares, if any, have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To Borrowers’ knowledge, the Shares, if any, are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and each Borrower knows of no reasonable grounds for the institution of any such proceedings.

5.15    No Material Adverse Effect. No Material Adverse Effect or event reasonably expected to cause a Material Adverse Effect has occurred.

(6)AFFIRMATIVE COVENANTS.

Each Borrower covenants that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, each Borrower shall do all of the following:

6.1    Good Standing and Government Compliance. Each Borrower shall maintain its and each of its Subsidiaries’ organizational existence and good standing in its jurisdiction of organization, shall maintain qualification and good standing in each other jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and shall furnish to Bank the organizational identification number issued to each Borrower by the authorities of the jurisdiction in which such Borrower is organized, if applicable. Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Each Borrower shall ensure that each Canadian Pension Plan and Canadian Benefit Plan is administered in a timely manner in all respects in accordance with the applicable pension plan text, funding agreement, the Income Tax Act (Canada) and all other applicable laws. Each Borrower shall comply in all material respects with all applicable Environmental Laws, and maintain all material permits, licenses and approvals required thereunder where the failure to do so could reasonably be expected to have a Material Adverse Effect. Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, and shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which would reasonably be expected to have a Material Adverse Effect.

6.2    Financial Statements, Reports. Certificates. Each Borrower shall deliver to Bank: (i) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated and consolidating balance sheet, income statement, and cash flow statement covering such Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within one hundred fifty one (151) days after the end of such Borrower’s fiscal year, audited consolidated and consolidating financial statements of such Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified (including no going concern comment or qualification) or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by such Borrower to its security holders or to any holders of Subordinated Debt and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly, but in no event later than two (2) Business Days upon receipt of notice thereof, a report of any legal actions pending or threatened against such Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to such Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (v) promptly upon receipt, each management letter prepared by such Borrower’s independent certified public accounting firm regarding such Borrower’s management control systems; (vi) as soon as available, but in any event not later than sixty (60) days of fiscal year end or fifteen (15) days after approval by such Borrower’s Board of Directors, such Borrower’s financial and business projections and budget for such year, with evidence of approval thereof by such Borrower’s Board of Directors; (vii) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time; and (viii) within thirty (30) days of June 30 and December 31 of each fiscal quarter, a report signed by such Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that such Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations, as well as any material change in such Borrower’s Intellectual Property .

(a)    Within thirty (30) days after the last day of each month, each Borrower shall deliver to Bank, a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto, together with aged listings by invoice date of accounts receivable and accounts payable, a bookings report and a Monthly Recurring Revenue report, each in form satisfactory to Bank (collectively, the “Borrowing Base Reports”).

(b)    Within thirty (30) days after the last day of each month, each Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate certified as of the last day of the applicable month and signed by a Responsible Officer in substantially the form of Exhibit D hereto.

(c)    Immediately upon becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which each Borrower has taken or proposes to take with respect thereto.

(d)    Bank shall have a right (without duplication of any right set forth in Section 4.3) from time to time hereafter to (i) audit each Borrower’s Accounts and appraise Collateral at such Borrower’s expense, provided that such audits will be conducted no more often than once every six (6) months unless an Event of Default has occurred and is continuing, provided further that such audit may be conducted remotely once per year; and (ii) remotely audit Limeade GmbH’s Accounts and appraise its property at Borrowers’ expense, provided that such audits will be conducted no more often than once every six (6) months unless an Event of Default has occurred and is continuing.

Each Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a

Responsible Officer. If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. or Canadian Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within five (5) Business Days of submission of the unsigned electronic copy the certification of monthly financia1 statements, the intellectual property report, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.

6.3    Inventory Returns. Borrower shall keep all Inventory in good and merchantable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between each Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of such Borrower, as they exist on the Closing Date. Each Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims involving more than One Hundred Thousand Dollars ($100,000).

6.4    Taxes. Each Borrower shall make, and cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, provincial, territorial, and local taxes, assessments, or contributions required of it by law, including, but not limited to, those laws concerning income taxes, F.I.C.A., F.U.T.A. and state disability, and will execute and deliver to Bank, on demand, proof satisfactory to Bank indicating that such Borrower or a Subsidiary has made such payments or deposits and any appropriate certificates attesting to the payment or deposit thereof; provided that such Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by such Borrower.

6.5    Insurance. Each Borrower will keep the Collateral in good condition and will protect it from loss, damage, or deterioration from any cause. Each Borrower has and will maintain at all times (a) with respect to the Collateral, insurance under an “all risk” policy against fire and other risks customarily insured against, and (b) public liability insurance and other insurance as may be required by law or reasonably required by Bank. All personal property and hazard insurance policies shall be in amount, form and content, and written by companies as may be satisfactory to Bank, and shall contain a lender’s loss payable endorsement in favor of and acceptable to Bank. All real property insurance policies shall be in amount, form and content, and written by companies as may be satisfactory to Bank, and shall contain a mortgagee clause in favor of and acceptable to Bank. All general liability insurance policies shall be in amount, form and content, and written by companies as may be satisfactory to Bank, and shall show Bank as an additional insured. All such policies shall contain a provision whereby they may not be canceled or materially amended except upon thirty (30) days’ prior written notice to Bank. Each Borrower will promptly deliver to Bank, at Bank’s request, evidence satisfactory to Bank that such insurance has been so procured and, with respect to casualty insurance, made payable to Bank. Each Borrower hereby appoints Bank, or any employee or agent of Bank, as such Borrower’s attorney-in-fact, which appointment is coupled with an interest and irrevocable, and authorizes Bank, or any employee or agent of Bank, on behalf of such Borrower, to adjust and compromise any loss under said insurance and to endorse any check or draft payable to such Borrower in connection with returned or unearned premiums on said insurance or the proceeds of said insurance, and any amount so collected may be applied toward satisfaction of the Obligations; provided, however, that Bank shall not be required hereunder so to act. If a Borrower fails to maintain satisfactory insurance, Bank has the option (but not the obligation) to do so and such Borrower agrees to repay all amounts so expended to Bank immediately upon demand, together with interest at the highest lawful default rate which could be charged by Bank on any Obligations. Such amounts so expended by Bank shall constitute Obligations secured by this Agreement.

6.6    Accounts. Each Borrower shall maintain at all times all of its depository, operating and investment accounts with Bank and its Lockbox at Bank.

6.7    Financial Covenants. Each Borrower shall at all times maintain the following financial ratios and covenants:

(a)    Minimum Annual Contract Value. At such time as the Borrowers’ aggregate Net Cash falls below $2,000,000, Borrowers shall collectively at all times thereafter maintain a minimum Annual Contract Value of at least the following for the respective periods, calculated based on a current month basis of Limeade Annual Contract Value, based on the actual Limeade Annual Contract Value for the month with respect to which the calculation is being made:

Minimum Annual Contract Value

	2019	2020
January	$39,000,000	$49,000,000
February	$39,500,000	$50,000,000
March	$40,000,000	$51,000,000
April	$40,500,000	$52,500,000
May	$41,000,000	$54,000,000
June	$42,000,000	$55,500,000
July	$43,000,000	$57,000,000
August	$44,000,000	$58,500,000
September	$45,000,000	$59,000,000
October	$46,000,000	$60,000,000
November	$47,000,000	$62,000,000
December	$48,000,000	$63,000,000 (for December, 2020 and for each month thereafter)

As used herein, “Net Cash” means the aggregate balance of unrestricted cash and cash equivalents maintained at Bank minus the aggregate amount of the Obligations.

As used herein, “Annual Contract Value” means expected annual revenue from all closed and signed customer contracts (including such annual revenue from Limeade GmbH), as measured once billing commences.

(b)    Minimum Liquidity. Each Borrower shall at all times maintain a Liquidity of not less than Two Million Dollars ($2,000,000). As used in this Section 6.7(b), “Liquidity” means the sum of unrestricted cash maintained at Bank plus the net amount of Advances available under Section 2.1(b)(i).

6.8    Intellectual Property

(a)Borrower shall (i) give Bank written notice prior to the filing of any applications or registrations of intellectual property rights with the United States Copyright Office, the United States Patent and Trademark Office and / or the Canadian Intellectual Property Office, including the date of such filing and the registration or application numbers, if any, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower; (ii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; (iii) upon filing any such applications or registrations, promptly (unless alternative timing is specified in Section 6.2) provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(b)Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank's security interest in the Intellectual Property Collateral.

(c)Borrower shall (i) to the extent commercially reasonable, protect, defend and maintain the validity and enforceability of the Trademarks, Patents, Copyrights, and trade secrets, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public unless and to the extent (and only to the extent) that Borrower in its reasonable business judgement, deems it appropriate to do so.

(d)Bank may audit Borrower's Intellectual Property Collateral to confirm compliance with Section 6.2 and this Section 6.8, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower's sole expense, any actions that Borrower is required under this Section 6.8 to take but which Borrower fails to take, after fifteen (15) days' notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.8.

6.9    Restricted Agreements. Prior to entering into or becoming bound by any Restricted Agreement, Borrower shall: (i) provide written notice to Bank of the material terms of such Restricted Agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) upon Bank’s request, will obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (A) Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in such license or contract right, and to have the power to assign such license or contract rights in connection with an enforcement of remedies, that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, and (B) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.10    Landlord and Bailee Waivers. Each Borrower shall use commercially reasonable efforts to obtain and deliver to Bank (i) within thirty (30) days of the Closing Date or within thirty (30) days following entry into a new lease following the Closing Date (i) a landlord waiver in form satisfactory to Bank, duly executed by the landlord at each location at which such Borrower leases real property, and (ii) if applicable, a bailee waiver or other similar agreement, in form satisfactory to Bank, duly executed by any Person maintaining such Borrower’s assets.

6.11    Further Assurances. At any time and from time to time each Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

6.12    Creation/Acquisition of Subsidiaries. In the event a Borrower or any Subsidiary creates or acquires any Subsidiary, such Borrower and such Subsidiary shall promptly notify Bank of the creation or acquisition of such new Subsidiary and take all such action as may be reasonably required by Bank to cause such Subsidiary to guarantee the Obligations of such Borrower under the Loan Documents and grant a continuing pledge and security interest in an to the collateral of such Subsidiary (substantially as described on Exhibit B hereto), and such Borrower shall grant and pledge to Bank a perfected security interest in the stock, units or other evidence of ownership of such Subsidiary.

7.    NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until the outstanding Obligations are paid in full or for so long as Bank may have any commitment to make any Credit Extensions, no Borrower shall do any of the following without Bank’s prior written consent, which consent shall not be unreasonably withheld:

9.1Dispositions. Convey, sell, lease, license, transfer or otherwise dispose of (collectively, to “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, or subject to Section 6.6, move cash balances on deposit with Bank to accounts opened at another financial institution, other than Permitted Transfers.

9.2Change in Name, Location, Executive Office, or Executive Management; Change in Business; Change in Fiscal Year; Change in Control. Change its name or the Borrower State or relocate its chief executive office, domicile or principal place of business without thirty (30) days prior written notification to Bank; replace its chief executive officer or chief financial officer without concurrent written notification to Bank; engage in any business, or permit any of its Subsidiaries to engage in any business, other than or reasonably related or incidental to the businesses currently engaged in by Borrowers; change its fiscal year end; have a Change in Control.

9.3Amalgamations, Mercers or Acquisitions. Amalgamate, merge or consolidate, or permit any of its Subsidiaries to amalgamate, merge or consolidate, with or into any other business organization (other than mergers or consolidations of a Subsidiary into another Subsidiary or into Borrowers), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the Equity Interests or property of another Person, or enter into any agreement to do any of the same, other than for the Sitrion Acquisition.

9.4Indebtedness. Create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrowers an obligation to prepay any Indebtedness, except Indebtedness to Bank.

9.5Encumbrances. Create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other Person that Borrowers in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrowers’ property.

9.6Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any Equity Interests, except that each Borrower may (i) repurchase the Equity Interests of former employees pursuant to equity repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and (ii) repurchase the Equity Interests of former employees pursuant to equity repurchase agreements by the cancellation of indebtedness owed by such former employees to such Borrower regardless of whether an Event of Default exists.

9.7Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries to do so, other than Permitted Investments, or maintain or invest any of its property with a Person other than Bank or Bank’s Affiliates or permit any Subsidiary to do so unless such Person has entered into a control agreement with Bank, in form and substance satisfactory to Bank, or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrowers. Further, Borrowers shall not enter into any license or agreement with any Prohibited Territory or with any Person organized under or doing business in a Prohibited Territory.

9.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of a Borrower except for transactions among Borrowers and transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

9.9Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt and the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision of any document evidencing such Subordinated Debt, except in compliance with the terms of the subordination agreement relating to such Subordinated Debt, or amend any provision affecting Bank’s rights contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

9.10Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or similar third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Except for Inventory sold in the ordinary course of business, as of the Closing Date all the assets of Technologies are maintained in Quebec. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, (i) each Borrower shall keep the Inventory and Equipment only at the location set forth in Article 10, the locations disclosed in the current Schedule, and such other locations of which such Borrower has (i) provided Bank thirty (30) days prior written notice and (ii) taken all necessary action as requested by Bank in order to ensure that assets located at such locations are secured and that Bank has a perfected, first priority Lien on such assets (including, without limitation, executing additional security documentation and obtaining landlord waivers, mortgage waivers, bailee waivers, or equipment waivers in form and substance reasonably satisfactory to Bank).

9.11Limeade GmbH Negative Pledge. Limeade shall not permit Limeade GmbH to create, incur, assume or allow any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or covenant to any Person (other than Bank) that Limeade GmbH in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of its property.

9.12No Investment Company: Margin Regulation. Become or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.

8.    EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

9.1Payment Default. If a Borrower fails to pay any of the Obligations when due;

9.2Covenant Default.

(a)    If a Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)    If a Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between such Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within thirty (30) days after such Borrower receives notice thereof or any officer of such Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by such Borrower be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then such Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days to attempt to cure such default, so long as such Borrower continues to diligently attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made;

9.3Material Adverse Change. If there occurs any circumstance or circumstances that could reasonably be expected to have a Material Adverse Effect.

9.4Attachment. If any material portion of a Borrower’s and/or its Subsidiaries assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a Borrower and/or its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of such Borrower’s and/or its Subsidiaries assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of such Borrower’s and/or its Subsidiaries assets by any government, or any department, agency, or instrumentality thereof, or by any federal, state, provincial, county, municipal, or governmental agency, and the same is not paid within ten (10) days after such Borrower and/or its Subsidiaries receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by such Borrower and/or its Subsidiaries (provided that no Credit Extensions will be made during such cure period);

9.5Insolvency. If a Borrower and/or its Subsidiaries becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower and/or its Subsidiaries, or if an Insolvency Proceeding is commenced against a Borrower and/or its Subsidiaries and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

9.6Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower and/or its Subsidiaries is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or that would reasonably be expected to have a Material Adverse Effect;

9.7Subordinated Debt. If a Borrower and/or its Subsidiaries makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

9.8Judgments; Settlements. If one or more (a) judgments, orders, decrees or arbitration awards requiring a Borrower and/or its Subsidiaries to pay an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or greater (not covered by independent third-party insurance as to which liability has not been denied by such insurance carrier) shall be rendered against such Borrower and/or its Subsidiaries and the same shall not have been vacated or stayed within fifteen (15) days thereafter (provided that no Credit Extensions will be made prior to such matter being vacated or stayed); or (b) settlements is agreed upon by a Borrower and/or its Subsidiaries for the payment by such Borrower and/or its Subsidiaries of an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or greater or that could reasonably be expected to have a Material Adverse Effect.

9.9Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.    BANK’S RIGHTS AND REMEDIES.

9.1Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a)    Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 (insolvency), all Obligations shall become immediately due and payable without any action by Bank);

(b)    Demand that Borrower (i) deposit cash with Bank in an amount equal to the amount of any outstanding Credit Card Services, as collateral security for the repayment of outstanding Credit Card Services, and (ii) pay in advance all Credit Card Services fees, and Borrower shall promptly deposit and pay such amounts;

(c)    Cease advancing money or extending credit to or for the benefit of each Borrower under this Agreement or under any other agreement between each Borrower and Bank;

(d)    Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(e)    Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Each Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Each Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of each Borrower’s owned premises, each Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(f)    Set off and apply to the Obligations any and all (i) payments received by Bank, (ii) balances and deposits of Borrowers held by Bank, and (iii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Bank;

(g)    Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, each Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(h)    Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including each Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate. Bank may sell the Collateral without giving any warranties as to the Collateral. Bank may specifically disclaim any warranties of title or the like. This procedure will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral. If Bank sells any of the Collateral upon credit, each Borrower will be credited only with payments actually made by the purchaser, received by Bank, and applied to the indebtedness of the purchaser. If the purchaser fails to pay for the Collateral, Bank may resell the Collateral and each Borrower shall be credited with the proceeds of the sale;

(i)    Bank may credit bid and purchase at any public sale;

(j)    Apply for the appointment of a receiver, trustee, liquidator or conservator of the Collateral, without notice and without regard to the adequacy of the security for the Obligations and without regard to the solvency of each Borrower, any guarantor or any other Person liable for any of the Obligations; and

(k)    Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

Bank may comply with any applicable state, provincial, territorial or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered adversely to affect the commercial reasonableness of any sale of the Collateral.

9.2Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) enter into a short-form intellectual property security agreement consistent with the terms of this Agreement for recording purposes only or modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A, B and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; and (h) file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in clauses (g) and (h) above, regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide advances hereunder is terminated.

9.3Accounts Collection. At any time after the occurrence and during the continuation of an Event of Default, Bank may notify any Person owing funds to Borrowers of Bank’s security interest in such funds and verify the amount of such Account. Each Borrower shall collect all amounts owing to such Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4Bank Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to such Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Line as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.5 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5Bank’s Liability for Collateral. Bank has no obligation to clean up or otherwise prepare the Collateral for sale. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

9.6No Obligation to Pursue Others. Bank has no obligation to attempt to satisfy the Obligations by collecting them from any other Person liable for them and Bank may release, modify or waive any collateral provided by any other Person to secure any of the Obligations, all without affecting Bank’s rights against Borrowers. Each Borrower waives any right it may have to require Bank to pursue any other Person for any of the Obligations.

9.7Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, CCQ by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on each Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given. Each Borrower expressly agrees that this Section 9.7 may not be waived or modified by Bank by course of performance, conduct, estoppel or otherwise.

9.8Demand: Protest. Except as otherwise provided in this Agreement, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayrnent and any other notices relating to the Obligations.

9.9Shares. Borrowers recognize that Bank may be unable to effect a public sale of any or all the Shares, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Bank shall be under no obligation to delay a sale of any of the Shares for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.

10.    NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by facsimile to Borrowers or to Bank, as the case may be, at its addresses set forth below:

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.CHOICE OF LAW, VENUE, AND JURISDICTION: JURY TRIAL WAIVER.

11.1THE PARTIES HEREBY AGREE THAT THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS, INSTRUMENTS AND AGREEMENTS RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS. BORROWER AND BANK EACH HEREBY IRREVOCABLY AND UNCONDITIONALLY (I) CONSENTS AND SUBMITS TO THE SOLE AND EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF CALIFORNIA, AND ANY APPELLATE COURT THEREOF, (II) AGREES THAT ALL ACTIONS AND PROCEEDINGS BASED UPON, ARISING OUT OF, RELATING TO OR OTHERWISE CONCERNING THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT RELATED TO THIS AGREEMENT,    INCLUDING ALL CLAIMS FOR RECOGNITION    OR ENFORCEMENT OF ANY JUDGMENT, SHALL SOLELY AND EXCLUSIVELY BE BROUGHT, HEARD, AND DETERMINED (LITIGATED) IN SUCH COURTS, (III) ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, THE SOLE AND EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, (IV) WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED UPON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO BRINGING OR MAINTAINING ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTION, AND (V) AGREES

TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, OR ANY SUCH OTHER DOCUMENT, INSTRUMENT OR AGREEMENT.    NOTHING HEREIN SHALL LIMIT THE RIGHT OF BANK TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE ENFORCEMENT OF ANY LIENS OR SECURITY INTERESTS IN FAVOR OF BANK ON ANY OF BORROWER’S PROPERTIES OR ASSETS

11.2JURY TRIAL WAIVER. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

12.    JUDICIAL REFERENCE PROVISION.

13.1.In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

13.2.With the exception of the items specified in Section 12.3, below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Loan Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Loan Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

13.3.The matters that shall not be subject to a reference are the following: (i) foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This Judicial Reference Provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference proceeding pursuant to this Judicial Reference Provision as provided herein.

13.4.The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

13.5.The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

13.6.The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

13.7.Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter attrial.

13.8.The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

13.9.If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

13.10.THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS JUDICIAL REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS JUDICIAL REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

13.    GENERAL PROVISIONS.

13.1    Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties and shall bind all persons who become bound as a debtor to this Agreement; provided, however, that neither this Agreement nor any rights hereunder may be assigned by a Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to a Borrower to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2    INDEMNIFICATION AND HOLD HARMLESS. WITHOUT LIMITING ANY OTHER PROVISIONS OF THIS AGREEMENT, EACH BORROWER AGREES TO INDEMNIFY AND HOLD BANK HARMLESS FROM AND AGAINST ALL LOSSES, COSTS, DAMAGES,LIABILITIES AND EXPENSES, INCLUDING, WITHOUT LIMITATION, IN-HOUSE AND OUTSIDE ATTORNEYS’ FEES AND DISBURSEMENTS, INCURRED BY BANK IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS    OR ANY LOANS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR BY REASON OF ANY DEFAULT OR EVENT OF DEFAULT, OR ENFORCING THE OBLIGATIONS OF BORROWERS OR ANY LOAN PARTY UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, AS APPLICABLE, OR IN EXERCISING ANY RIGHTS OR REMEDIES OF BANK OR IN THE PROSECUTION OR DEFENSE OF ANY ACTION OR PROCEEDING CONCERNING ANY MATTER GROWING OUT OF OR CONNECTED WITH THIS AGREEMENT OR ANY OF THE LOAN DOCUMENTS; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT BE APPLICABLE, AND TME BORROWERS SHALL NOT BE LIABLE FOR ANY SUCH LOSSES, COSTS, DAMAGES, LIABILITIES OR EXPENSES, TO THE EXTENT (BUT ONLY TO THE EXTENT) THE SAME ARISE OR RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BANK OR ANY OF ITS AGENTS OR EMPLOYEES. THE PROVISIONS OF THIS SECTION SHALL SURVIVE REPAYMENT OF THE INDEBTEDNESS AND SATISFACTION OF ALL OBLIGATIONS OF BORROWERS TO BANK AND TERMINATION OF THIS AGREEMENT.

13.3    Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5    Amendments in Writing, Integration. All amendments to or terminations of this Agreement or the other Loan Documents must be in writing signed by the parties. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the other Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.6    Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

13.7    Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make any Credit Extension to Borrowers. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.8    Confidentiality. In handling any confidential information, Bank and all employees and agents of Bank shall exercise the same degree of care that Bank exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the parent, subsidiaries, or Affiliates and service providers of Bank, (ii) to prospective transferees, participants, or purchasers of any interest in the Obligations, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank, (v) to Bank’s accountants, auditors and regulators, and (vi) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.9    Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

13.10    Final Agreement. This Agreement, together with the Loan Documents, entered into by and between Bank and Borrowers with respect to the subject matter contained herein constitutes the entire understanding among the parties with respect to the subject matter hereof. This Agreement supersedes any and all prior oral or written agreements relating to the subject matter hereof.

13.11    Language. For the purposes of a party to this Agreement located in the Province of Quebec (Canada), such party confirms that it is its wish that this Agreement and any other document executed in connection with the transactions contemplated herein be drawn up in the English language only and that all other documents contemplated hereunder or relating hereto, including notices, may also be drawn up in the English language only. En ce qui a trait a toute partie au terrnes de la présente convention qui seraient situées dans la Province de Quebec (Canada), ces parties confirrnent que c’est leur volonté que cette convention et les autres documents de credit soient rédigés en langue anglaise seulenient et que tous les documents, y cornpris tous avis, envisages par cette convention et les autres documents peuvent étre rédigés en langue anglaise seulement.
13.1
14.    CO-BORROWER PROVISIONS.

14.1Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shell remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Disbursement Request Forms, Borrowing Base Certificates and Compliance Certificates. Furthermore, the successful operation of each Borrower is dependent on the continued successful performance of the integrated group of Borrowers, such that each Borrower will benefit from any Credit Extensions Bank makes to another Borrower.

14.2Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.

14.3Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of Borrower.

14.4Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 14.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 14.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

14.5Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder.

14.6Subro ation Defe ses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

14.7Right to Settle, Release.

(a)The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b)Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

14.8Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

14.9Keepwell. Each Borrower that is a Qualified Borrower at the time the guaranty, co-Borrower status (or incurrence of joint and several liability), or the grant of a Lien under the Loan Documents, in each case, by any Specified Borrower becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Borrower with respect to such Swap Obligation as may be needed by such Specified Borrower from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified Borrower’s obligations end undertakings under this Section 14 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified Borrower under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full in cash. Each Borrower intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Borrower for all purposes of the CEA.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Limeade Inc
By	/s/ Tobias Davis
Name	Tobias Davis
Title	VP Finance

Limeade Technologies Canada Inc
By	/s/ Tobias Davis
Name	Tobias Davis
Title	Managing Director

Comerica Bank
By
Name
Title

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Limeade Inc
By
Name
Title

Limeade Technologies Canada Inc
By
Name
Title

Comerica Bank
By	/s/ Walter Westow
Name	Walter Westow
Title	SVP

EXHIBIT A

DEFINITIONS

“Accounts” mean all presently existing and hereafter arising accounts, contract rights, payment intangibles and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and such Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” mean a cash advance or cash advances under the Revolving Line.

“Advance Rate” means the trailing twelve (12) month Renewal Rate multiplied by the Advance Rate Factor, less in both cases Net Aduro Accounts Payable (provided, that Net Aduro Accounts Payable for purposes of this calculation shall not exceed Aduro Eligible Monthly Recurring Revenue times the Advance Rate Factor). The Advance Rate may be fixed and revised from time to time by Bank based upon Bank’s receipt of the Borrowing Base Reports and other information then available to Bank including information obtained from audits of the Collateral and working capital or other similar audits conducted by or on behalf of Bank and Bank may establish in its reasonable discretion as a secured lender and deduct reserves from time to time.

“Advance Rate Factor” means four times (4x). The Advance Rate Factor may be fixed and revised from time to time by Bank based upon Bank’s receipt of the Borrowing Base Reports and other information then available to Bank including information obtained from audits of the Collateral and working capital or other similar audits conducted by or on behalf of Bank and Bank may establish in its reasonable discretion as a secured lender and deduct reserves from time to time.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Annual Contract Value” has the meaning assigned in Section 6.7. “Applicable Margin” means one half of one percent (0.50%) per annum.
“Bank Expenses” mean all documented costs or expenses of Bank, or any other holder or owner of the Loan Documents (including, without limit, court costs, legal expenses and reasonable and documented attorneys’ fees and expenses, whether generated in-house or by outside counsel, whether or not suit is instituted, and, if suit is instituted, whether at trial court level, appellate court level, in a bankruptcy, probate or administrative proceeding or otherwise) incurred in connection with the preparation, negotiation, execution, delivery, amendment, administration, and performance, or incurred in collecting, attempting to collect under the Loan Documents or the Obligations, or incurred in defending the Loan Documents, or incurred in any other matter or proceeding relating to the Loan Documents or the Obligations; and reasonable Collateral audit fees.

“Board of Directors” means the Board of Directors of a Borrower.

“Borrower State” means Washington or Canada, the respective state or jurisdiction under whose laws each Borrower is organized.

“Borrower’s Books” mean all of a Borrower’s books and records including: ledgers; records concerning a Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to the Borrowers’ Eligible Monthly Recurring Revenue, as determined by Bank with reference to the most recent Borrowing Base Certificate or other Borrowing Base Report delivered by Borrowers, multiplied by the Advance Rate.

“Borrowing Base Certificate” means the certificate substantially in the form attached hereto as Exhibit D.

“Business Day” means any day, other than a Saturday, Sunday or any other day designated as a holiday under Federal or applicable State statute or regulation, on which Bank is open for all or substantially all of its domestic and international business (including dealings in foreign exchange) in San Jose, California, and, in respect of notices and determinations relating the Daily Adjusting LIBOR Rate, also a day on which dealings in dollar deposits are also carried on in the London interbank market and on which banks are open for business in London, England.

“Canadian Benefit Plans” means all material employee benefit plans or arrangements maintained or contributed to by a Borrower that are not Canadian Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance,pension, deferred compensation, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of a Borrower participate or are eligible to participate but excluding all stock option or stock purchase plans.

“Canadian Borrower Collateral” mean the undertaking, property and assets of Technologies (real or personal, tangible or intangible, now) existing or hereafter acquired by Technologies, that may at any time be or become subject to a Lien in favour of Bank to secure any or all of the Obligations.

“Canadian Pension Plans” means all plans or arrangements that are considered to be pension plans for the purposes of any applicable pension benefits standards statute or regulation in Canada established, maintained or contributed to by a Borrower for its employees or former employees.

“Cash” means unrestricted cash and cash equivalents.

“CCQ” means Civil Code of Québec and the Regulations thereunder, as from time to time in effect.

“Change in Control” shall mean any transaction or series of related transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of Equity Interests then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of a Borrower, who did not have such power before such transaction.

“Change in Law” means the occurrence, after the date hereof, of any of the following: (i) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to Bank on such date, or (ii) any change in interpretation, administration or implementation thereof of any such law, treaty, rule or regulation by any Governmental Authority, or (iii) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including without limitation, any risk-based capital guidelines or any interpretation, administration, request, regulation, guideline, or directive relating to liquidity. For purposes of this definition, (x) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, and (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, whether before or after the date hereof, and (z) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code as amended or supplemented from time to time.

“Collateral” means the property described on Exhibit B attached hereto and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit B, except to the extent any such property (i) is nonassignable by its terms without the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law, including, without limitation, Sections 9406 and 9408 of the Code), or (ii) the granting of a security interest therein is contrary to applicable law, provided that upon the cessation of any such restriction or prohibition, such property shall automatically become part of the Collateral. Without limiting the foregoing, with respect to Technologies, Collateral shall include the Canadian Borrower Collateral.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” mean any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

“Credit Card Services Sublimit” means a sublimit for corporate credit cards and e-commerce or merchant account services under the Revolving Line not to exceed Five Hundred Thousand Dollars ($500,000).

“Credit Extension” means each Advance or any other extension of credit by Bank to or for the benefit of a Borrower hereunder. “Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(1)for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service at or about 11:00 a.m. (London, England time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the applicable principal amount of Obligations hereunder which is to bear interest on the basis of the Daily Adjusting LIBOR Rate and for a period equal to one (1) month; divided by

(2)1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category. provided. however. and notwithstanding anything to the contrary set forth in the Agreement, if at any time the Daily Adjusting LIBOR Rate determined as provided above would be less than zero percent (0%) then the Daily Adjusting LIBOR Rate shall be deemed to be zero percent (0%) per annum for all purposes of the Agreement (the “Daily Adjusting LIBOR 0% Floor”), except for any portion of any outstanding Advance(s) hereunder or any principal Obligations outstanding under this Agreement which at any such time is/are subject to any Specified Hedging Agreement, in which case the Daily Adjusting LIBOR Rate for such portion of such Advance(s) and Obligations shall be determined without giving effect to the Daily Adjusting LIBOR 0% Floor. Each calculation by Bank of the Daily Adjusting LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error.

“Dell” means Dell Financial Services, L.L.C. and any affiliate, successor or assign thereof. “Dollars” mean lawful money of the United States.

“Eligible Monthly Recurring Revenue” means domestic recognized recurring revenue according to GAAP provided that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment and upon notification thereof to a Borrower in accordance with the provisions hereof. Unless otherwise agreed to in writing by Bank, Eligible Monthly Recurring Revenue shall not include the following:

(a)revenue otherwise included from customers that have provided written notice of their intent to not renew or cancel their contract (“Chum Customer”); however, if a Borrower subsequently receives notice from Chum Customer to agree to renew their contract, such revenue shall not be excluded on the basis of this clause (a);
(b)any non-recurring revenue or revenue related to one-time fees or non-recurring sales;

(c)revenue related to account debtors (other than Kellogg and Stanley) that have failed to pay within ninety (90) days of invoice date;

(d)revenue from Kellogg that Kellogg has failed to pay within one hundred twenty (120) days of invoice date;

(e)revenue related to account debtors that do not have their principal place of business in the United States, except for (i) revenue from an account debtor with its principal place of business in Canadian, (ii) revenue backed by a letter of credit, (iii) revenue backed by credit insurance acceptable to Bank with the Bank named as beneficiary, (iv) revenue from foreign corporations with publicly traded debt rated investment grade by Moody’s and S&P, (v) revenue from Limeade GmbH, or (v) revenue otherwise approved by Bank in writing on a case by case basis;

(f)revenue related to a single contract or to account debtors, including Subsidiaries and Affiliates, whose total obligations to a Borrower exceed twenty-five percent {25%) of all Eligible Monthly Recurring Revenue, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(g)revenue related to account debtors where payment terms may be conditional, such as consignment or promotional;

(h)revenue where the account debtor is an officer, employee, agent or Affiliate of a Borrower;

(i)revenue where the amount is in dispute;

(j)revenue with respect to which a Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to a Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to a Borrower;

(k)revenue which Bank reasonably determines after inquiry and consultation with a Borrower to be doubtful;

(l)revenue from unsigned agreements or signed contracts that (i) have not been implemented and (ii) for which payment is not due until such implementation occurs;

(m)revenue from Limeade GmbH in excess of the lesser of(i) 10% of all Eligible Monthly Recurring Revenue and (ii) $375,000; and/or

(n)revenue from Stanley that Stanley has failed to pay within one hundred and five (105) days of invoice date.

“Environmental Laws” mean all laws, rules, regulations, orders and the like issued by any federal, state, municipal, local, foreign, or other governmental or quasi-governmental authority or any agency pertaining to the environment or to any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos or other similar materials.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

“Equity Interests” mean, with respect to any Person, the capital stock, partnership, membership or limited liability company interest, or other equity securities or equity ownership interest of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder. “Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supranational bodies such as the European Union or the European Central Bank).

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Contingent Obligations, and (e)all obligations arising under the Credit Card Services Sub limit, if any.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada) and the Companies Creditors Arrangement Act (Canada), each as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title, and interest in and to the following:

(o)Copyrights, Trademarks and Patents;

(p)Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(q)Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

(r)Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(s)All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(t)All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(u)All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all present and future inventory in which Borrower has any interest.

“Investment” means any beneficial ownership (including Equity Interests) of any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Letter of Credit” means a commercial or standby letter of credit or similar undertaking issued by Bank at a Borrower’s request. “Lien” means any mortgage, lien, hypothec, deed of trust, charge, pledge, security interest or other encumbrance.

“Limeade GmbH” means Sitrion Systems GmbH, a limited liability company organized under the laws of Germany and also known as Limeade GmbH.

“Liquidity” has the meaning assigned in Section 6.7.

“Loan Documents” mean, collectively, this Agreement, any guaranty, any note or notes executed by Borrowers, and any other document, instrument or agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means (i) a material adverse change in a Borrower’s business or financial condition, (ii) a material impairment in the prospect of repayment of all or any portion of the Obligations or in otherwise performing a Borrower’s obligations under the Loan Documents, or (iii) a material impairment in the perfection, value or priority of Bank’s security interests in the Collateral.

“Negotiable Collateral” means all of a Borrower’s present and future letters of credit of which it is a beneficiary, drafts, instruments (including promissory notes), securities, documents of title, and chattel paper, and a Borrower’s Books relating to any of the foregoing.

“Net Aduro Accounts Payable” means the amount equal to Aduro accounts payable less Aduro accounts receivable, provided, that Net Aduro Accounts Payable shall not be less than zero.

“Net Cash” has the meaning assigned in Section 6.7.

“Obligations” mean all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrowers to others that Bank may have obtained by assignment or otherwise.

“Patents” mean all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” mean all installments or similar recurring payments that a Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between a Borrower and Bank.

“Permitted Indebtedness” means:

(a)Indebtedness of a Borrower in favor of Bank arising under this Agreement or any other Loan Document;

(b)Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and provided further that at no time shall Borrowers permit aggregate Indebtedness owing by Borrowers to Dell to exceed Two Hundred Fifty Thousand Dollars ($250,000) unless Borrowers have provided evidence satisfactory to Bank that the Liens in favor of Dell have been amended to cover only specific financed equipment on terms satisfactory to Bank.

(d)Subordinated Debt;

(e)Indebtedness to trade creditors incurred in the ordinary course of business;

(f)Indebtedness that constitutes a Permitted Investment; and

(g)Extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased or the terms modified to impose more burdensome terms upon a Borrower or its Subsidiary, as the case may be.

“Permitted Investments” mean:

(a)Investments existing on the Closing Date disclosed in the Schedule;

(b)(i) Marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Rating Service or Moody’s Investors Service, Inc., (iii) Bank’s certificates of deposit maturing no more than one (1) year from the date of investment therein, and (iv) Bank’s money market accounts and deposit accounts;

(c)Repurchases of Equity Interests from former employees, directors, or consultants of a Borrower under the terms of applicable equity repurchase agreements (i) in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases, or (ii) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by such former employees, directors or consultants to a Borrower regardless of whether an Event of Default exists;

(d)Investments accepted in connection with Permitted Transfers;

(e)Investments by Borrowers in Limeade GmbH in an aggregate not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year;

(f)Investments not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year consisting of travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of Equity Interests of a Borrower or its Subsidiaries pursuant to employee equity purchase agreements approved by a Borrower’s Board of Directors;

(g)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of a Borrower’s business;

(h)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this subparagraph (h) shall not apply to Investments of a Borrower in any Subsidiary;

(i)Joint ventures or strategic alliances in the ordinary course of a Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by a Borrower do not exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate in any fiscal year.

“Permitted Liens” mean:

(a)    Any Liens existing on the Closing Date and disclosed in the Schedule (excluding Liens to be satisfied with the proceeds of the Advances) or arising under this Agreement or the other Loan Documents;

(b)    Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which a Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests;

(c)    Liens securing Indebtedness not to exceed Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (i) upon or in any Equipment acquired or held by a Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such Equipment, or (ii) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment;

(d)    Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;

(e)    Liens relating to Subordinated Debt, if approved by Bank and if appropriate subordination agreements or intercreditor agreements, containing terms satisfactory to Bank in its sole discretion, have been delivered to Bank;

(f)    Liens securing Indebtedness permitted pursuant to clause (i) of the definition of “Permitted Indebtedness”; and

(g)    Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Sections 8.4 (attachment) or 8.8 (judgments/settlements).

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrowers or any Subsidiary of:

(a)    Inventory in the ordinary course of business;

(b)    Non-exclusive licenses and similar arrangements for the use of the property of Borrowers or Subsidiaries in the ordinary course of business;

(c)    Worn-out, obsolete, or surplus Equipment;

(d)    Transfers that are explicitly permitted by Section 7; or

(e)    Other assets of Borrowers or Subsidiaries that do not in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) during any fiscal year.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the per annum interest rate established by Bank as its prime rate for its borrowers, as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

“Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Bank determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

“Prohibited Territory” means any person or country listed by the Office of Foreign Assets Control of the United States Department of Treasury as to which transactions between a United States Person and that territory are prohibited.

“Qualified Borrower” means, at any time, each Borrower with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the CEA and can cause another Person to qualify as an “eligible contract participant” at such time under Section la(18)(A)(v)(II) of the CEA.

“Renewal Rate” means (i) 100% minus (ii) the lost annual recurring revenue during the reporting period divided by total annual recurring revenue at the start of such reporting period.

“Request for Advance” means a Loan Advance/Paydown Request Form issued by the Borrower under the Agreement in the form annexed to this Agreement as Exhibit C.

“Responsible Officer” means each of the Authorized Signers set forth in the Corporation Resolutions and Incumbency Certification Authority to Procure Loans or a delegate thereof as set forth in the Delegation of Authority.

“Restricted Agreement” is any material license or other material agreement (other than over-the-counter software that is commercially available to the public and “open source” licenses) to which a Borrower is a party or under which a Borrower is bound (including licenses and agreements under which a Borrower is the licensee): (a) that prohibits or otherwise restricts a Borrower from assigning to Bank, or granting to Bank a Lien in, a Borrower’s interest in such license or agreement, the rights arising thereunder or any other property, or (b) for which a default under or termination of such license or contract could interfere with the Bank’s right to use, license, sell or collect any Collateral or otherwise exercise its rights and remedies with respect to the Collateral under the Loan Documents or applicable law provided that “Restricted Agreement” shall not include customary software as a service or similar agreements or licenses entered into in the ordinary course of a Borrower’s business with customers of a Borrower pursuant to which a Borrower provides services or non-exclusive licenses to Borrower’s products or software in the ordinary course of such Borrower’s business.

“Revolving Line” means a Credit Extension of up to Fifteen Million Dollars ($15,000,000) (inclusive of the aggregate limits of the corporate credit cards issued to Borrowers and merchant credit card processing reserves under the Credit Card Services Sub limit).

“Revolving Maturity Date” means December 31, 2020.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Shares” is one hundred percent (100%) of the Equity Interests owned or held of record by a Borrower or a Borrower’s Subsidiary, in any Subsidiary (except in the case of Limeade GmbH, “Share” is sixty five percent (65%) of the Equity Interests owned or held of record by a Borrower).

“Sitrion Acquisition” means Limeade’s purchase of the Purchased Assets (as such term is defined in the Sitrion Asset Purchase Agreement) and 100% of the Equity Interests of Sitrion Systems GmbH from Sitrion Holdings, Inc. and Sitrion Inc. pursuant to the Sitrion Asset Purchase Agreement.

“Sitrion Asset Purchase Agreement” means the Asset Purchase Agreement dated as of August 24, 2018 entered into between Limeade, Sitrion Holdings, Inc. and Sitrion Inc. pursuant to which Limeade purchased the Purchased Assets (as such term is defined therein) and 100% of the Equity Interests of Sitrion Systems GmbH, in the form provided to Bank as of the Closing Date.

“SOS Reports” mean the official reports from the Secretaries of State of each Borrower State and other applicable federal, provincial, territorial, state or local government offices identifying all current security interests filed in the Collateral and Liens of record as of the date of such report.

“Specified Borrower” means any Borrower that is not then an “eligible contract participant” under the CEA (determined prior to giving effect to Section 14.9).

“Specified Hedging Agreement” means any agreement or other documentation between the Borrower (or any of them) and Bank providing for an interest rate swap that does not provide for a minimum rate of zero percent (0%) with respect to determinations of the Daily Adjusting LIBOR Rate, for the purposes of such interest rate swap (e.g., determines the floating amount by using the “negative interest method” rather than the “zero interest rate method” in the case of any such interest rate swap made under any master agreement or other documentation published by the International Swaps and Derivatives Association, Inc.).

“Stanley” means Stanley Black and Decker, Inc.

“Subordinated Debt” means any debt incurred by a Borrower that is subordinated in writing to the debt owing by a Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by a Borrower and Bank).

“Subsidiary” means any corporation, partnership or limited liability company or joint venture in which (i) any general partnership interest or (ii) more than fifty percent (50%) of the Equity Interests of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“Success Fee Amount” has the meaning assigned in Section 2.5(d).

“Swap Obligation” means, with respect to any Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section la(47) of the CEA.

“Trademarks” mean any trademark and servicernark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

“Trigger Event” means (a) a “Deemed Liquidation Event”, or (b) any “Qualified IPO”, in each case as such terms are defined in the Third Amended and Restated Articles of Incorporation of Limeade filed October 24, 2014, as the same may be amended from time to time (the “Amended Charter”). If such terms are not defined in such Amended Charter, such terms shall have the meaning assigned in the Third Amended and Restated Articles of Incorporation of Limeade filed October 24, 2014.

“United States” means the United States of America.